FOR RELEASE February 25, 2020 Acacia Research Completes All Aspects of its Strategic Partnership with Starboard Value Stockholders Vote in Favor of the Transaction; Company Closes Warrant Issuance Company to Release Fourth Quarter and Full Year 2019 Financial Results on March 12, 2020 New York, NY – February 25, 2020 - Acacia Research Corporation (“we”, "Acacia" or "the Company") (Nasdaq: ACTG) today announced that at a Special Meeting of Stockholders both proposals detailed in the company's proxy statement dated January 17, 2020 were approved. More than 82 percent of the votes cast were in favor of the proposals for the issuance of securities in connection with the Transaction, as defined in the proxy statement, and amending Acacia's Certificate of Incorporation to increase the number of authorized shares of common stock from 100 million to 300 million. Clifford Press, Acacia’s Chief Executive Officer, commented, “We are gratified that Acacia shareholders have expressed strong support for this transaction. Our partnership with Starboard provides us access to capital and resources that will significantly expand our ability to pursue investment opportunities of greater scale. Starboard is the ideal partner for Acacia as we work to leverage our substantial net tax assets and advance our absolute return investment strategy to create value for shareholders.” Following the receipt of shareholder approval at its Special Meeting of Stockholders on February 14, 2020 and pursuant to the company's proxy statement dated January 17, 2020, Acacia entered into a securities purchase agreement with one or more of Starboard Value’s affiliates and issued 100,000,000 Series B Warrants for aggregate purchase price of $4.6 million. Al Tobia, Acacia’s President and Chief Investment Officer, commented, “We are actively researching a wide range of investment opportunities. During this period our goal is to preserve intrinsic value while working to complete our investment opportunities. Our stock is trading at a steep discount to intrinsic value ($3.54/share), represented by cash plus invested assets as of the

Third Quarter 2019. Based on our current operating plan, we would expect to use no more than 5% of our current cash balance on operating expenses and investment due diligence between now and the completion of an Approved Investment or the commencement of first redemption test period in August 2021, as outlined in the proxy. Fourth Quarter and Full Year 2019 Earnings Release The Company will release its fourth quarter and full year 2019 financial results on Thursday, March 12, 2020 at approximately 8:00 a.m. ET/ 5:00 a.m. PT. Company management will host a conference call on the same day to discuss these results at 11:00 a.m. ET/ 8:00 a.m. PT. To access the live call, please dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (international) and reference conference ID 5163391. The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://acaciaresearch.com under the events and presentations tab. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days. About Acacia Research Corporation Founded in 1993, Acacia Research Corporation (ACTG) invests in intellectual property and related absolute return assets and engages in the licensing and enforcement of patented technologies. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to patent owners. Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com. Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully execute our growth strategy, the ability to successfully identify strategic acquisitions and investments by us and Starboard, our intention to conduct a rights offering to our stockholders, the potential additional investments by Starboard, the ability to obtain stockholder approval of the authorization and issuance of securities under the Transaction, general economic conditions and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period. Acacia Research Investor Contact: FNK IR Rob Fink, 646-809-4048 rob@fnkir.com